EXHIBIT 10.33
CASH AMERICA INTERNATIONAL, INC.
NONQUALIFIED SAVINGS PLAN
As Amended and Restated
Effective January 1, 2009

CASH AMERICA INTERNATIONAL, INC.
NONQUALIFIED SAVINGS PLAN
     Effective as of the 1st day of January, 2009, Cash America International, Inc. (the “Controlling Company”) hereby amends and restates the Cash America International, Inc. Nonqualified Savings Plan (the “Plan”).
BACKGROUND AND PURPOSE
     A. Background. The Plan was initially adopted effective as of July 1, 1996, and was most recently amended and restated effective as of January 1, 2002. Effective January 1, 2009, the Plan, as set forth in this document, is intended and should be construed as a restatement and continuation of the Plan as previously in effect.
     B. Goal. The Controlling Company desires to provide its designated key management employees (and those of its affiliated companies that participate in the Plan) with an opportunity (i) to defer the receipt and income taxation of a portion of such employees’ annual compensation and (ii) to receive, on a deferred basis, matching contributions made with respect to at least a portion of such employees’ own deferrals.
     C. Coordination with 401(k) Plan. The Plan is intended to be used solely for the purpose of allowing eligible employees to maximize the retirement benefits they otherwise would be able to attain under the Controlling Company’s 401(k) plan, but for the limits on contributions and benefits applicable to such plan under the Internal Revenue Code of 1986, as amended (the “Code”); including, without limitation, the maximum limits on compensation, employee deferrals and allocations (under Code Sections 401(a)(17), 402(g) and 415, respectively); and the discrimination testing limits (under Code Sections 401(k) and 401(m)). To this end, the Plan previously provided for the spillover from the Plan to the 401(k) plan of such employee deferral and matching contribution amounts as may be permissible without violating any of such Code limits.
     D. Purpose. The purpose of the Plan document is to set forth the terms and conditions pursuant to which these deferrals and contributions may be made and to describe the nature and extent of the employees’ rights to their deferred amounts and employer contributions.
     E. Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. It is intended that this Plan comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

STATEMENT OF AGREEMENT
     To amend and restate the Plan with the purposes and goals as hereinabove described, the Controlling Company hereby sets forth the terms and provisions of the Plan, as follows:

CASH AMERICA INTERNATIONAL, INC.
NONQUALIFIED SAVINGS PLAN

i

ARTICLE I
DEFINITIONS
     For purposes of the Plan, the following terms, when used with an initial capital letter, shall have the meaning set forth below unless a different meaning plainly is required by the context.
     1.1 Account shall mean, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary. As determined by the Administrative Committee, an Account may be divided into separate subaccounts.
     1.2 ACP Test shall mean the actual contribution percentage test under Code Section 401(m) as applicable to the Savings Plan.
     1.3 ADP Test shall mean the actual deferral percentage test under Code Section 401(k) as applicable to the Savings Plan.
     1.4 Administrative Committee shall mean the administrative committee of the Savings Plan, or such other committee as shall be appointed by the Board, which shall act on behalf of the Controlling Company to administer the Plan, all as provided in Article IX.
     1.5 Annual Bonus shall mean that portion of an Eligible Employee’s Compensation that is an annual cash bonus, determined and payable on an annual basis under a plan adopted by the Company, and payable prior to Separation from Service. For clarity, 2008 special incentive awards shall not be considered “Annual Bonuses” under this Plan.
     1.6 Annual Bonus Deferrals shall mean, for each Plan Year, that portion of a Participant’s Annual Bonus deferred under the Plan pursuant to Section 3.2.
     1.7 Annual Bonus Election shall mean an election through which a Participant may elect to defer under the Plan all or a portion of his Annual Bonus. Such election may be made in writing, through an interactive telephone or internet-based system or in such other manner as the Administrative Committee may prescribe.
     1.8 Beneficiary shall mean, with respect to a Participant, the person(s) designated or identified in accordance with Section 11.1 to receive any death benefits that may be payable under the Plan upon the death of the Participant.
     1.9 Board shall mean the Board of Directors of the Controlling Company.
     1.10 Business Day shall mean each day on which the Trustee operates, and is open to the public, for its business.

     1.11 Change in Control shall mean, with respect to the Controlling Company or any member of its Controlled Group, one of the following:
          (a) The acquisition by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), together with affiliates and associates of such person, whether by purchase, tender offer, exchange, reclassification, recapitalization, merger or otherwise, of a sufficient number of shares of the voting securities of the Controlling Company (or such other Controlled Group member) to first provide such person with 50 percent or more of the combined voting power of the Controlling Company’s (or such other Controlled Group member’s) then outstanding voting securities, which purchase is not approved by the Board (or the board of directors or other managing body of such other Controlled Group member); or
          (b) The cessation, for any reason during any period of 24 consecutive months, of individuals who at the beginning of such period constitute the Board (or the board of directors or other managing body of such other Controlled Group member), to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the continuing directors then in office; or
          (c) The sale by the Controlling Company (or such other Controlled Group member), in one transaction or a series of related transactions, whether in liquidation, dissolution or otherwise, of assets or earning power aggregating more than 50 percent of the assets or earning power of the Controlling Company (or such other Controlled Group member) and its subsidiaries (taken as a whole) to any other entity or entities.
     1.12 Code shall mean the Internal Revenue Code of 1986, as amended, and any succeeding federal tax provisions.
     1.13 Company shall mean the Controlling Company and all members of its Controlled Group, except (i) any Controlled Group members that affirmatively elect not to participate in the Plan; and (ii) any Controlled Group members that are not U.S. companies that do not affirmatively elect to participate in the Plan.
     1.14 Company Stock shall mean the common stock of the Controlling Company.
     1.15 Company Stock Fund shall mean the Investment Fund invested primarily in the common stock of the Controlling Company.
     1.16 Compensation shall mean, for a Participant for any Plan Year, the total of:
          (a) Such Participant’s compensation, based on the definition that is used under the Savings Plan for purposes of determining the amount of his before-tax and matching contributions thereunder as of the last day of the immediately preceding Plan Year, but disregarding the Section 401(a)(17) Limitation; plus
          (b) Deferral Contributions, to the extent otherwise excluded from the compensation determined under subsection (a); plus

          (c) Compensation during any portion of the Plan Year while the Participant was not an active participant in the Savings Plan, to the extent otherwise excluded; minus
          (d) Severance pay and any other Compensation payable after the date of the Participant’s Separation from Service.
For clarity, Compensation shall not include the one-time special awards granted on January 23, 2008. Compensation payable after the last day of the Plan Year for services performed during the final payroll period described in Code Section 3401(b) containing the last day of the Plan Year shall be treated as Compensation for services performed in the Plan Year during which such amount is paid.
     1.17 Controlled Group shall mean the Controlling Company and any other entity that is required to be aggregated with the Controlling Company under Code Sections 414(b) or (c). For clarity, for purposes of determining whether a Separation from Service has occurred, the term “Controlled Group” shall include the Controlling Company and all entities that would be treated as a single employer with the Controlling Company under Code Section 414(b) or (c), using “at least 80 percent” in applying such rules.
     1.18 Controlling Company shall mean Cash America International, Inc., a corporation with its principal place of business in Fort Worth, Texas.
     1.19 Deferral Contributions shall mean, for each Plan Year, that portion of a Participant’s Compensation (including Annual Bonus deferrals) deferred under the Plan pursuant to Section 3.2.
     1.20 Deferral Election shall mean an election through which a Participant may elect to defer under the Plan a portion of his Compensation (other than his Annual Bonus). Such election may be made in writing, through an interactive telephone or internet-based system or in such other manner as the Administrative Committee may prescribe.
     1.21 Effective Date shall mean January 1, 2009, the date this amendment and restatement of the Plan generally shall be effective. The Plan was initially effective on July 1, 1996.
     1.22 Eligible Employee shall mean, for a Plan Year, an individual:
          (a) Who is a member of a select group of highly compensated or key management employees of the Company; and
          (b) Who is a “highly compensated employee” under the Savings Plan for such Plan Year, or is selected by the Administrative Committee before the beginning of the Plan Year to be an Eligible Employee for such Plan Year; and
          (c) Who is not a nonresident alien with no U.S.-source income from employment with the Controlled Group as of the first day of the Plan Year.
For clarity, an individual’s status as an Eligible Employee may change from Plan Year to Plan

Year.
     1.23 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.
     1.24 FICA Tax shall mean the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).
     1.25 Financial Hardship shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of the Participant’s dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship shall be determined by the Administrative Committee on the basis of the relevant facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Administrative Committee; provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:
          (a) Through reimbursement or compensation from insurance or otherwise;
          (b) By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or
          (c) By cessation of deferrals under the Plan or the Savings Plan.
Examples of what could not be considered a Financial Hardship include the need to send a Participant’s child to college or the desire to purchase a home.
     1.26 Investment Election shall mean an election, made in such form as the Administrative Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account shall be deemed to be invested.
     1.27 Investment Funds shall mean the investment funds and models selected from time to time by the Administrative Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.
     1.28 Key Employee shall mean a Participant who meets the requirements to be considered a “specified employee” as defined in Code Section 409A as of: (i) for a Participant who Separates from Service on or after the first day of a Plan Year and before the first day of the fourth month of such Plan Year the December 31 of the second Plan Year preceding the Plan Year in which such Participant Separates from Service; or (ii) for any other Participant, the preceding December 31. For purposes of identifying Key Employees, the Participant’s compensation shall mean all of the items listed in Treasury Regulations Section 1.415(c)-2(b), and excluding all of the items listed in Treasury Regulations Section 1.415(c)-2(c).
     1.29 Matching Compensation shall mean, for a Participant for a Plan Year, the portion of the Participant’s Compensation that exceeds the limitation applicable for such Plan Year under

Code Section 401(a)(17). For the Plan Year beginning January 1, 2009, Matching Compensation shall also include that portion of the Participant’s Compensation attributable to the Annual Bonus earned during 2008 and payable in 2009.
     1.30 Matching Contributions shall mean, for each Plan Year, the amount credited to a Participant’s Account pursuant to Section 3.4.
     1.31 Participant shall mean any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.
     1.32 Payment Date shall mean the date on which all or a portion of the Participant’s benefit is scheduled to be paid (in the case of a lump sum payment) or commenced (in the case of installment payments) pursuant to the terms of the Plan.
     1.33 Plan shall mean the Cash America International, Inc. Nonqualified Savings Plan, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.
     1.34 Plan Year shall mean the 12-consecutive-month period ending on December 31 of each year.
     1.35 Post-409A Account shall mean the portion of a Participant’s Account that is not the Participant’s Pre-409A Account.
     1.36 Pre-409A Account shall mean the portion of a Participant’s Account attributable to (i) the balance of the Participant’s Account that was earned and vested as of December 31, 2004, plus (ii) any contributions to the Account after December 31, 2004, the right to which was earned and vested as of December 31, 2004, to the extent such contributions are actually made.
     1.37 Savings Plan shall mean the Cash America International, Inc. 401(k) Savings Plan.
     1.38 Section 401(a)(17) Limitation shall mean the limitation imposed under Code Section 401(a)(17) that establishes, subject to cost-of-living adjustments, the maximum amount of compensation that can be taken into account for any year under the Savings Plan.
     1.39 Section 402(g) Limitation shall mean the limitation imposed under Code Section 402(g) that establishes, subject to cost-of-living adjustments, the maximum amount of elective deferrals that any Participant may contribute for any year to the Savings Plan.
     1.40 Separate from Service or Separation from Service shall mean that a Participant separates from service with all members of the Controlled Group as defined in Code Section 409A and guidance issued thereunder. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with all members of the Controlled Group, determined in accordance with the following:

          (a) Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with the Controlled Group under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for the Controlled Group. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.
          (b) Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.
          (c) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Controlled Group and the Participant reasonably anticipate that (i) no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Controlled Group if the Participant has been providing services to the Controlled Group less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) above, for purposes of this subsection the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).

     1.41 Spillover Contributions shall mean, with respect to each Participant for Plan Years beginning before January 1, 2008, the Spillover Contributions determined pursuant to the terms of the Plan as in effect for such Plan Year. For each Participant for the Plan Year beginning January 1, 2008, Spillover Contributions shall mean an amount equal to the lesser of (a) or (b), as follows:
          (a) the amount determined by the Administrative Committee of the Savings Plan as the maximum amount of Deferral Contributions other than Annual Bonus Deferrals made on behalf of the Participant for the Plan Year beginning January 1, 2008, plus Annual Bonus Deferrals made on behalf of the Participant during 2008 with respect to the Annual Bonus earned during 2007, plus Matching Contributions attributable to all such Deferral Contributions and Annual Bonus Deferrals, which otherwise could have been contributed to the Savings Plan for the Plan Year beginning January 1, 2008:
          (1) that is consistent with the Section 402(g) Limitation, and
          (2) that would not cause the Savings Plan to fail the ADP Test and/or the ACP Test, if those tests were applied by (i) assuming that each Participant who is a “highly compensated employee” under the Savings Plan could contribute a uniform maximum percentage of his wages reportable on Box 1 of Form W-2 under the Savings Plan, and (ii) not including any Spillover Contributions in a Participant’s compensation for testing purposes under the Savings Plan.
          (b) the total amount of Deferral Contributions other than Annual Bonus Deferrals that are made on behalf of such Participant for the Plan Year beginning January 1, 2008, plus Annual Bonus Deferrals made on behalf of the Participant during 2008 with respect to the Annual Bonus earned during 2007, plus Matching Contributions attributable to all such Deferral Contributions and Annual Bonus Deferrals, which have not been distributed to the Participant or his Beneficiary on or before December 31, 2008.
Spillover Contributions shall not include earnings and/or losses credited to a Participant’s Account under the Plan. In addition, Spillover Contributions shall include only that portion of a Participant’s Annual Bonus (and Matching Contributions attributable to such portion of his Annual Bonus) which is deferred pursuant to an Annual Bonus Election and which would have been contributed to the Plan if the same deferral percentage that the Participant elected under his Deferral Election in effect for 2008 had been applied to such Annual Bonus (for example, if a Participant has made a Deferral Election to defer 5 percent of his Compensation for 2008, the maximum percentage of his Annual Bonus paid during 2008 that may be included in his Spillover Contribution will be 5 percent). To the extent the Participant’s Account is deemed invested in the Company Stock Fund, Spillover Contributions shall be made first in the form of whole shares of Controlling Company common stock (to the extent the value of such shares does not exceed the amount of the Spillover Contribution), and then in cash.
     1.42 Spillover Election shall mean an election for a Plan Year beginning before January 1, 2009, through which a Participant elected to transfer Spillover Contributions to the Savings Plan. Such election could be made in writing, through an interactive telephone or internet-based system or in such other manner as the Administrative Committee may prescribe.

     1.43 Surviving Spouse shall mean, with respect to a Participant, the person who is treated as married to such Participant under the laws of the state in which the Participant resides. The determination of a Participant’s Surviving Spouse shall be made as of the date of such Participant’s death.
     1.44 Trust or Trust Agreement shall mean the separate agreement or agreements between the Controlling Company and the Trustee governing the Trust Fund, and all amendments thereto.
     1.45 Trust Fund shall mean the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.
     1.46 Trustee shall mean the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.
     1.47 Valuation Date shall mean each Business Day; provided, the value of an Account on a day other than a Valuation Date shall be the value determined as of the immediately preceding Valuation Date.

ARTICLE II
ELIGIBILITY AND PARTICIPATION
     2.1 Eligibility.
          Each individual who is both an Eligible Employee and eligible to participate in the Savings Plan as of the first day of a Plan Year (whether or not he elects to make before-tax contributions to the Savings Plan) shall be eligible to participate in the Plan for the entire Plan Year.
     2.2 Procedure for Admission.
          The Administrative Committee may require an Eligible Employee to complete such forms and provide such data as the Administrative Committee determines in its sole discretion. Such forms and data may include, without limitation, the Eligible Employee’s Deferral Election, Annual Bonus Election, acceptance of the terms and conditions of the Plan and the designation of a Beneficiary to receive any death benefits payable hereunder.
     2.3 Cessation of Eligibility.
          An employee shall cease active participation in the Plan if he ceases to satisfy the criteria which qualified him as an Eligible Employee, in which case his Deferral Election and Annual Bonus Election shall not apply to Compensation earned in any Plan Year during which he does not satisfy the requirements as an Eligible Employee. An employee shall cease active participation in the Plan upon his Separation from Service, in which case his Deferral Election and Annual Bonus Election shall not apply to Compensation payable after Separation from Service. Even if his active participation in the Plan ends, an employee shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is spilled over and/or distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences active participation in the Plan. During the period of time that an employee is an inactive Participant in the Plan, his vested Account shall continue to be credited with earnings as provided for in Section 3.7.

ARTICLE III
PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING
     3.1 Participants’ Accounts.
          (a) Establishment of Accounts. The Administrative Committee shall establish and maintain an Account on behalf of each Participant. Each Account shall be credited with (i) Deferral Contributions, (ii) Matching Contributions, and (iii) earnings attributable to such Account, and shall be debited by the amount of any distributions, including, for Plan Years beginning before January 1, 2009, Spillover Contributions. Each Account shall be subdivided into a Pre-409A Account and a Post-409A Account, which shall be separately accounted for under the Plan. Each Account of a Participant shall be maintained until the vested value thereof has been distributed to or on behalf of such Participant or his Beneficiary.
          (b) Nature of Contributions and Accounts. Deferral Contributions, Matching Contributions and earnings credited to a Participant’s Account shall be represented solely by bookkeeping entries and, except as provided in Article VIII, no moneys or other assets shall actually be set aside for such Participant. All payments to a Participant under the Plan shall be made from the general assets of the Company. The Administrative Committee or the Board shall allocate the total liability to pay benefits under the Plan among the Controlling Company and the members of its Controlled Group comprising the Company in such manner and amount as the Administrative Committee or the Board (as applicable) in its sole discretion deems appropriate. Any assets which may be acquired by the Company in anticipation of its obligations under the Plan shall be part of the general assets of the Company. The Company’s obligation to pay benefits under the Plan constitutes a mere promise of the Company to pay such benefits, and a Participant or Beneficiary shall be and remain no more than an unsecured, general creditor of the Company.
     3.2 Deferral Contributions. Subject to the suspension period under Section 6.4(b), each Eligible Employee who is eligible to participate in the Plan for a Plan Year may elect to have Deferral Contributions made on his behalf for such Plan Year by completing and delivering to the Company (or its designee) a Deferral Election and/or, if permitted by the Administrative Committee, an Annual Bonus Election, setting forth the terms of his election(s). Subject to the terms and conditions set forth below, (i) a Deferral Election may provide for (A) the reduction of an Eligible Employee’s Compensation (exclusive of Annual Bonus amounts) earned during the Plan Year for which the Deferral Election is in effect, or (B) the reduction of an Eligible Employee’s Compensation (exclusive of Annual Bonus amounts) earned during the Plan Year for which the Deferral Election is in effect, only to the extent such Compensation exceeds the limit applicable for such Plan Year under Code Section 401(a)(17); and (ii) an Annual Bonus Election shall provide for the reduction of an Eligible Employee’s Annual Bonus earned during the Plan Year for which the Annual Bonus Election is in effect. The following terms shall apply to such elections:
          (a) Deadline. A Participant’s Deferral Election and Annual Bonus Election for the Compensation earned during a Plan Year must be made within the time period prescribed by the

Administrative Committee and before the first day of such Plan Year. An Eligible Employee may change his Deferral Election and/or Annual Bonus Election for the Plan Year any time prior to the deadline specified in this subsection, subject to any restrictions or procedures determined by the Administrative Committee.
          (b) Irrevocability and Term of Election.
          (1) Generally. Upon the deadline specified in (a) above, an Eligible Employee’s Deferral Election and Annual Bonus Election, or deemed election upon a failure to submit a timely election, shall become irrevocable for the Plan Year except as provided under this subsection. Each Participant’s Deferral Election and Annual Bonus Election for a Plan Year shall remain in effect for such Plan Year and all subsequent Plan Years until the earlier of: (i) the cessation of the Participant’s deferrals because the Participant is no longer an active Participant as provided in Plan Section 2.3, including upon Separation from Service; (ii) the effective date of the Participant’s revocation of such Deferral Election or Annual Bonus Election, as applicable, for amounts earned during a subsequent Plan Year; (iii) immediately prior to the beginning of the Plan Year that includes the scheduled payment date for his Deferral Contributions under such Deferral Election or Annual Bonus Election, if such date may occur prior to Separation from Service; (iv) the date the Participant receives a hardship distribution under the Company’s tax-qualified retirement plan that provides that a hardship distribution will be deemed necessary to satisfy an immediate and heavy financial need if the employee is prohibited from making elective contributions and employee contributions to all plans maintained by the Company for a period following the hardship distribution; or (v) with respect to deferral elections made before January 1, 2008, as applicable for amounts earned on or after January 1, 2009, December 31, 2008. A Participant’s Deferral Election and Annual Bonus Election may be cancelled in the discretion of the Administrative Committee as permitted under Code Section 409A (for example, on the date the Participant receives an unforeseeable emergency distribution pursuant to Code Section 409A). For clarity, if a Participant’s Deferral Election and Annual Bonus Election are cancelled because the Participant is no longer an active Participant as provided in Section 2.3, such individual must submit a new Deferral Election and/or Annual Bonus Election if he again becomes eligible to actively participate in the Plan.
          (2) Effect of Transfers Between Related Entities. If a Participant is transferred from the employment of one entity that is part of the Company to another entity that is also part of the Company, his Deferral Election and Annual Bonus Election with the first entity will remain in effect and will apply to his Compensation from the second entity until terminated as set forth in subsection (1) above. If a Participant is transferred from employment with the Company to the employment of a member of the Controlled Group that does not participate in the Plan, his Deferral Election and Annual Bonus Election with the Company will remain in effect and will apply to his Compensation earned for the Plan Year during which the transfer occurs, and will be automatically cancelled as of the end of such Plan Year.
          (c) Amount.

          (1) Deferral Election. A Participant may elect to defer his Compensation payable in each regular paycheck in 1 percent increments, up to a maximum of 50 percent or such other maximum percentage and/or amount, if any, established by the Administrative Committee from Plan Year to Plan Year.
          (2) Annual Bonus Election. If the Administrative Committee permits, the Participant may elect to reduce his Annual Bonus by a fixed dollar amount or in 1 percent increments, up to 100 percent, or such other maximum amount, if any, established by the Administrative Committee from Plan Year to Plan Year. Any percentage election shall be applied to the Participant’s gross Annual Bonus without reduction for any FICA Tax applicable to the Annual Bonus, but the deferral amount shall be deducted after any FICA Tax applicable to the Annual Bonus and other tax withholding related to the amount of such FICA Taxes as permitted under Code Section 409A, and shall not exceed the remaining amount of the Annual Bonus after reduction for FICA Taxes and such related tax withholding.
     3.3 Crediting of Deferred Compensation.
          For each Plan Year that a Participant has a Deferral Election and/or an Annual Bonus Election in effect, the Administrative Committee shall credit the amount of such Participant’s Deferral Contributions to his Account on, or as soon as practicable after, the Valuation Date on which such amount would have been paid to him but for his Deferral Election and/or Annual Bonus Election.
     3.4 Matching Contributions.
          As of the end of each payroll period (or such other date or time as the Administrative Committee, in its sole discretion, determines from time to time), the Administrative Committee shall credit to each Participant’s Account for such payroll period a Matching Contribution equal to 50 percent of the Participant’s Matching Compensation elected to be deferred under the Plan for such payroll period, up to 5 percent of such Participant’s Matching Compensation; provided, the total amount of Matching Contributions credited to such Participant’s Account for any payroll period shall not exceed 2.5 percent of such Participant’s Matching Compensation for such payroll period.
     3.5 Spillover Contributions.
          (a) General. If an Eligible Employee irrevocably elected to have Spillover Contributions transferred from the Plan to the Savings Plan for the Plan Year beginning January 1, 2008, by completing and delivering to the Company (or its designee) an irrevocable Spillover Election, as permitted under the Plan before the Effective Date, the Company shall transfer such Eligible Employee’s Spillover Contributions to the Savings Plan between January 1, 2009, and March 15, 2009. If an Eligible Employee did not complete and deliver a Spillover Election to the Company for the Plan Year beginning January 1, 2008, as permitted under the terms of the Plan before the Effective Date, Spillover Contributions attributable to Deferral Contributions for 2008 will be paid directly to the Eligible Employee between January 1, 2008, and March 15, 2008, and

Spillover Contributions attributable to Matching Contributions for 2008 will be forfeited. Spillover Contributions shall not apply under the Plan to Plan Years beginning on or after January 1, 2009.
          (b) Timing and Amount. The Administrative Committee shall determine the amount of Spillover Contributions for 2008 based upon preliminary ADP and ACP Tests under the Savings Plan as soon as practicable following December 31, 2008.
          (c) Debiting of Spillover Contributions. For each Participant who has a Spillover Election in effect for the Plan Year beginning January 1, 2008, the Administrative Committee shall debit the amount of such Participant’s Spillover Contribution from his Account as of the Valuation Date as of which such amount was either paid to him (or forfeited) or transferred to the Savings Plan pursuant to subsection (a).
     3.6 Debiting of Distributions.
          As of each Valuation Date, the Administrative Committee shall debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.
     3.7 Crediting of Earnings.
          As of each Valuation Date, the Administrative Committee shall credit to each Participant’s Account the amount of earnings and/or losses applicable thereto for the period since the immediately preceding Valuation Date, based on the investments applicable to the Participant’s Account pursuant to the terms of Section 4.2.
     3.8 Vesting.
          (a) General. A Participant shall at all times be fully vested in his Deferral Contributions, and the earnings credited to his Account with respect to such Deferral Contributions. The Matching Contributions credited to a Participant’s Account and the earnings credited with respect thereto shall vest in accordance with the vesting schedule, and at the same vesting percentage, as applies to the Participant’s matching account under the Savings Plan.
          (b) Change in Control. If a Change in Control occurs with respect to the Controlling Company or a member of the Controlled Group that is the Participant’s employer, the Participant shall be immediately 100 percent vested in the Matching Contributions credited to his Account and the earnings credited with respect thereto as of the date of such Change in Control. Matching Contributions credited to a Participant’s account and the earnings credited with respect thereto after the date of a Change in Control shall continue to vest in accordance with the vesting schedule, and at the same vesting percentage, as applies to the Participant’s matching account under the Savings Plan.
          (c) Job Abolishment. If a Participant’s employment is terminated as a result of a job abolishment, the Matching Contributions credited to his Account and the earnings credited with respect thereto shall be immediately 100 percent vested.

     3.9 Notice to Participants of Account Balances.
          At least once for each Plan Year, the Administrative Committee shall cause a written or electronic statement of a Participant’s Account balance to be distributed or otherwise made available to the Participant.
     3.10 Good Faith Valuation Binding.
          In determining the value of the Accounts, the Administrative Committee shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries.
     3.11 Errors and Omissions in Accounts.
          If an error or omission is discovered in the Account of a Participant, the Administrative Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

ARTICLE IV
INVESTMENT FUNDS
     4.1 Selection by Administrative Committee.
          From time to time, the Administrative Committee shall select two or more Investment Funds for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the Plan. The Administrative Committee may change, add or remove Investment Funds on a prospective basis at any time(s) and in any manner it deems appropriate.
     4.2 Participant Direction of Deemed Investments.
          Each Participant generally may direct the manner in which his Account shall be deemed invested in and among the Investment Funds. Any Participant investment directions permitted hereunder shall be made in accordance with the following terms:
          (a) Nature of Participant Direction. The selection of Investment Funds by a Participant shall be for the sole purpose of determining the rate of return to be credited to his Account, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time shall have any actual investment of assets relative to the benefits or Accounts hereunder.
          (b) Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of the future contributions that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant shall be made as of the date the Participant commences participation in the Plan and shall apply to all contributions credited to such Participant’s Account after such date. Such Participant may make subsequent Investment Elections as of any Business Day, and each such election shall apply to all such specified contributions credited to such Participant’s Account after the Administrative Committee (or its designee) has a reasonable opportunity to process such election pursuant to such procedures as the Administrative Committee may determine from time to time. Any Investment Election made pursuant to this subsection (b) with respect to future contributions shall remain effective until changed by the Participant.
          (c) Investment of Existing Account Balances. Each Participant may make an Investment Election prescribing the percentage of his existing Account balance that will be deemed invested in each Investment Fund; provided, once a Participant has directed that any portion of his Account be invested in the Company Stock Fund, he may not elect to decrease the amount of such existing investment in said fund. New investments in the Company Stock Fund shall not be permitted after December 31, 2008, except for reinvestment of dividends or other proceeds received from shares in the Company Stock Fund. A Participant may make such Investment Elections as of any Business Day, and each such election shall be effective after the Administrative Committee (or its designee) has a reasonable opportunity to process such election. Each such election shall remain in effect until changed by such Participant.
          (d) Administrative Committee Discretion. The Administrative Committee shall have complete discretion to adopt and revise procedures to be followed in making such Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections, the effective date of such elections. Any procedures adopted by the Administrative Committee that are inconsistent with the deadlines or procedures specified in this Section shall supersede such provisions of this Section without the necessity of a Plan amendment.

ARTICLE V
PAYMENT OF POST-409A ACCOUNT BALANCES
     5.1 Amount of Benefit Payments for Post-409A Account.
          Payment of a benefit amount from the Participant’s Post-409A Account as of any Payment Date hereunder shall be calculated by determining the total of: (i) the entire vested amount credited to the Participant’s Post-409A Account that is payable on such Payment Date, determined as of the Valuation Date on which the distribution is processed; plus (ii) the vested amount of any Deferral and Matching Contributions made since such Valuation Date that are payable on such Payment Date; minus (iii) any Spillover Contributions made with respect to the immediately preceding Plan Year for which the Participant had made a Spillover Election but which has not yet been spilled over to the Savings Plan. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.
     5.2 Timing and Form of Distribution of Post-409A Account.
          (a) Timing of Distributions.
          (1) Default Timing of Distribution. Except as provided in Section 5.3, and subsections (a)(2) and (c) hereof, the Payment Date for a Participant’s Post-409A Account shall be the date the Participant Separates from Service; provided, in the case of a Participant who is a Key Employee on the date he Separates from Service for any reason other than his death, payments may not be made before the date that is 6 months after the date of Separation from Service.
          (2) Payment Date Election. A Participant may elect, at the time he makes a Deferral Election and/or Annual Bonus Election for a Plan Year, to have the Payment Date for the portion of his Post-409A Account balance attributable to such elections, including any related vested Matching Contributions, be: (i) a specified date, (ii) the earlier of a specified date or Separation from Service (provided that payments made on account of Separation from Service other than by reason of a Participant’s death may not be made before 6 months after Separation from Service if the Participant is a Key Employee on the date he or she Separates from Service), or (iii) the later of a specified date or Separation from Service (provided that payments made on account of Separation from Service other than by reason of a Participant’s death may not be made before 6 months after Separation from Service if the Participant is a Key Employee on the date he or she Separates from Service). In the event of an election under this subsection, the specified date selected by the Participant must be at least one year after the end of the first Plan Year to which the Deferral Election and/or Annual Bonus Election applies. Notwithstanding the foregoing election timing rules, if the Participant elected a Payment Date before January 1,

2009, such Payment Date election shall apply in accordance with transition rules under Code Section 409A. In the event that the Participant revokes his Deferral Election and his Annual Bonus Election (or has such elections cancelled pursuant to the terms of the Plan) on or after January 1, 2009, any Payment Date election made under such Deferral Election shall not apply to subsequent Plan Years’ deferrals. In the event that the Participant does not make a Deferral Election or an Annual Bonus Election for the Plan Year beginning January 1, 2009, any Payment Date Election made prior to January 1, 2009, shall not apply with respect to deferrals on and after January 1, 2009. However, in the event that the Participant modifies his Deferral Election, his Annual Bonus Election, or both, but does not revoke both his Deferral Election and his Annual Bonus Election, the most recent Payment Date election made under such Deferral Election and/or Annual Bonus Election shall continue to apply to the extent not so modified. A Participant may elect a different Payment Date with respect to each Plan Year; however, unless determined otherwise by the Administrative Committee, a Participant may have no more than 3 different Payment Dates with respect to his entire Post-409A Account (which means that a Participant may elect no more than 2 Payment Dates other than the default payment date specified in subsection (1)).
          (b) Form of Distribution for Post-409A Account Balances.
          (1) Single-Sum Payment. Except as provided in subsections (b)(2) and (c) hereof, the portion of a Participant’s Post-409A Account payable on a given Payment Date shall be distributed in the form of a single lump-sum payment.
          (2) Annual Installments.
          (A) Election of Annual Installments. For each Payment Date applicable under subsection (a), a Participant may elect, with respect to the total benefit corresponding to such Payment Date, to receive such benefit in the form of annual installments. With respect to a particular Payment Date, such election shall be made: (i) in the first Deferral Election or Annual Bonus Election that specifies such Payment Date, or (ii) in the case of a benefit payable under Section 5.2(a)(1), in the Participant’s first Deferral Election or Annual Bonus Election that does not specify a Payment Date pursuant to Section 5.2(a)(2). In the event that the Participant revokes his Deferral Election and his Annual Bonus Election (or has such elections cancelled pursuant to the terms of the Plan) on or after January 1, 2009, any installment payment election under such Deferral Election and/or Annual Bonus Election shall not apply to subsequent Plan Years’ deferrals. In the event that the Participant does not make a Deferral Election or an Annual Bonus Election for the Plan Year beginning January 1, 2009, any installment payment election made prior to January 1, 2009, shall not apply with respect to deferrals on and after January 1, 2009. However, in the event that the Participant modifies his Deferral Election, his Annual Bonus Election, or both, but does not revoke both his Deferral Election and his Annual Bonus Election, the most recent installment payment election shall continue to apply to the extent not so modified. Notwithstanding the foregoing election timing rules, if the Participant elected a form of payment for a particular

Payment Date before January 1, 2009, such election shall apply in accordance with transition rules under Code Section 409A.
          (B) Installment Periods. The installment payments shall be made in substantially equal annual installments over a period of not less than 2 years and not more than 10 years (adjusted for earnings between payments in the manner described in Section 3.7), beginning on the applicable Payment Date. The number of annual installment payments elected by the Participant shall be specified at the time the Participant makes the Deferral Election in which the installment payments are elected.
          (c) Modifications of Form and Timing.
          (1) Availability of Election. A Participant may make one election per Payment Date to (i) delay the payment (or commencement) of the portion of his Post-409A Account payable on such Payment Date, and/or (ii) change the form of payment to: (A) have the portion of his Post-409A Account payable on such Payment Date paid in the form of annual installment payments as described above, (B) change the number of installment payments elected, or (C) elect a lump sum. Any election under this subsection shall specify the number of installment payments elected, if any. Notwithstanding the foregoing, a Participant may only make an election under this subsection with respect to benefits payable under (a)(1) above if he does not already have 2 Payment Dates other than the default payment date specified in subsection (a)(1).
          (2) Delay in Payment Date. In the event of an election under subsection (1) to delay the Payment Date but not to change the form of payment, the Payment Date for the portion of the Participant’s Post-409A Account payable on such Payment Date shall be delayed as follows: (i) if payment upon Separation from Service pursuant to Section 5.2(a)(1) is being altered, such payment shall be delayed to 5 years after the date of payment that would otherwise apply; (ii) in the case of a Payment Date that is described in subclause (i) of Section 5.2(a)(2) (a specified date), the Payment Date shall be delayed to a new specified date that is at least 5 years after such originally specified date, (iii) in the case of a Payment Date that is described in subclauses (ii) or (iii) of Section 5.2(a)(2), (A) if the specified date is being altered, such specified date shall be delayed to a new specified date that is at least 5 years after the originally specified date, and (B) if the payment upon Separation from Service is being altered, such payment shall be delayed to 5 years after the date of payment that would otherwise apply. In the event of an election under subsection (1) that includes a change in the form of payment, the Payment Date for such portion of the Participant’s Post-409A Account shall be delayed to 5 years after the Payment Date that would have applied under subsection (a) above (so that, in the case of an election of a Payment Date that is described in subclauses (ii) or (iii) of Section 5.2(a)(2), payment upon Separation from Service and payment upon the specified date shall both be delayed to 5 years after the date payment would otherwise be made).
          (3) Restrictions. Any election under this subsection (c) shall not take effect until 12 months after the date on which the election is made. In the case of an amount payable on a specified date, an election under this subsection (c) shall be made at least 1 year before such specified date.
          (d) Medium of Payment. All distributions shall be made in the form of cash, except for amounts deemed invested in the Company Stock Fund, which shall be distributed in whole shares of Company Stock with fractional shares paid in cash.
          (e) Order of Distribution. If any portion of a Participant’s Post-409A Account is deemed invested in the Company Stock Fund, any partial distributions from such Participant’s Post-409A Account shall be made first from the Company Stock Fund in the form of whole shares of Company Stock with fractional shares and required tax withholding paid in cash from the other Investment Funds. After all amounts deemed invested in the Company Stock Fund have been distributed, any remaining amounts shall be distributed in cash from the other Investment Funds.
          (f) Cash-out.
          (1) Employee Deferral Cashout. Except as provided in subsection (4) below, if at any time a Participant’s Post-409A Account balance attributable to Deferral Contributions does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may elect, in its sole discretion, to pay the Participant’s entire Post-409A Account balance attributable to Deferral Contributions in an immediate single-sum payment. For purposes of this provision, any deferrals of compensation that the Participant has elected under any other nonqualified deferred compensation plan maintained by a member of the Controlled Group that is an “account balance plan” subject to Code Section 409A shall be considered as part of the Participant’s Post-409A Account balance attributable to Deferral Contributions hereunder.
          (2) Cashout of Employer Contributions. Except as provided in subsection (4) below, if at any time a Participant’s Post-409A Account balance, other than amounts attributable to Deferral Contributions, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may elect, in its sole discretion, to pay such portion of the Participant’s Post-409A Account balance in an immediate single-sum payment. For purposes of this provision, any deferrals of compensation other than Participant elective deferrals under any other nonqualified deferred compensation plan maintained by a member of the Controlled Group that is an “account balance plan” subject to Code Section 409A shall be considered as part of the Participant’s Post-409A Account balance other than amounts attributable to Deferral Contributions hereunder.
          (3) Documentation of Determination. Any exercise of the Administrative Committee’s discretion pursuant to this subsection (f) shall be evidenced in writing no later than the date of the distribution.
          (4) Six Month Delay for Key Employees. Notwithstanding the foregoing, to the extent required by Code Section 409A, no payment under this subsection (f) shall be made within six months after the date the Participant Separates from Service, in the case of a payment to a Participant who is a Key Employee on the date he Separates from Service.

     5.3 Death Benefits.
          If a Participant dies before full payment of his Post-409A Account from the Plan is made, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Administrative Committee shall be entitled to receive a distribution of the Participant’s vested Post-409A Account, as determined under Section 5.1. The benefit shall be distributed to such Beneficiary or Beneficiaries on the 30th day after the date of the Participant’s death, in the form of a single-sum payment in cash, except for amounts deemed invested in the Company Stock Fund, which shall be distributed in whole shares of Company Stock with fractional shares paid in cash.
     5.4 Hardship Withdrawals.
          Upon receipt of an application for an in-service hardship distribution and the Administrative Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Administrative Committee shall cause the Company to pay an in-service distribution to such Participant from the Participant’s Post-409A Account. Such distribution shall be paid in a single sum payment within 90 days after the Administrative Committee determines that a Financial Hardship exists, which must be prior to the Participant’s Separation from Service. Such payment will be made in cash, except for amounts deemed invested in the Company Stock Fund, which shall be distributed in whole shares of Company Stock with fractional shares paid in cash. The amount of such single-sum payment shall be limited to the amount reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship. Determinations of amounts reasonably necessary to satisfy the emergency need shall take into account any additional compensation that is available under this Plan due to cancellation of a deferral election upon a payment due to a Financial Hardship. However, the determination of amounts reasonably necessary to satisfy the emergency need shall not take into account any additional compensation that due to the Financial Hardship is available under another nonqualified deferred compensation plan but has not actually been paid. If payment is made hereunder upon an unforeseeable emergency, it shall be so designated at the time of payment. Such distribution shall reduce the Participant’s Post-409A Account balance as provided in Section 3.6.
     5.5 Offset of Benefit by Amounts Owed to the Company.
          Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its sole discretion, offset any payment or payments of the Post-409A Account to a Participant or Beneficiary under the Plan by any amount owed by such Participant or Beneficiary (whether or not such obligation is related to the Plan) to the Controlling Company or any member of the Controlled Group. Notwithstanding the foregoing, no such offset will apply before the Post-409A Account is otherwise payable under the Plan, unless following requirements are met: (i) the debt owed was incurred in the ordinary course of the relationship between the Participant and the Company, (ii) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000, (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or Beneficiary, and (iv) in the case of a Participant who is a Key Employee on the date he Separates from Service, the offset does not occur within six months after the date the Participant Separates from Service.

     5.6 Taxes.
          (a) Amounts Payable Whether or Not Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Post-409A Account hereunder shall become subject to FICA Tax or any state, local or foreign tax obligations, which the Company shall be required to pay or withhold prior to the time the Participant’s Post-409A Account becomes payable hereunder, the Company shall have the full power and authority to withhold and pay such tax and related taxes as permitted under Code Section 409A.
          (b) Amounts Payable Only if Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Post-409A Account hereunder is subject to any taxes which the Company shall be required to pay or withhold at the time the Post-409A Account becomes payable hereunder, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property that the Company holds for the account of the Participant or Beneficiary, excluding, except as provided in this Section, any portion of the Participant’s Post-409A Account that is not then payable.
          (c) Method of Payment. The Company may permit, in its sole discretion, a Participant to remit any tax liability via personal check.
     5.7 No Acceleration of Post-409A Account Payments.
          Except as otherwise provided in this Section, no payment scheduled to be made under this Article V may be accelerated. Notwithstanding the foregoing, the Administrative Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Article V in accordance with Code Section 409A (for example, upon certain terminations of the Plan, limited cashouts or to avoid certain conflicts of interest); provided, a Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence.

ARTICLE VI
PAYMENT OF PRE-409A ACCOUNT BALANCES
     6.1 Benefit Payments of Pre-409A Account Upon Termination of Service for Reasons Other Than Death.
          (a) General Rule Concerning Benefit Payments. In accordance with the terms of subsection (b) hereof, if a Participant terminates his employment with the Company and all other members of the Controlled Group for any reason other than death, he (or his Beneficiary, if he dies after such termination of employment but before distribution of his Account) shall be entitled to receive or begin receiving a distribution of the entire amount credited to his Pre-409A Account, determined as of the Valuation Date on which such distribution is processed. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.
          (b) Timing of Distribution.
          (1) Except as provided in subsection (b)(2) hereof, the Pre-409A Account payable to a Participant under this Section shall be distributed as soon as administratively feasible after the date the Participant terminates his employment with the Company and all other members of the Controlled Group for any reason other than death.
          (2) A Participant was permitted to elect, at the time he made his initial Deferral Election related to his Pre-409A Account, to have his Pre-409A Account paid (or commenced) on any date (whether before or after the date his employment terminates, but not earlier than 1 year after the end of the Plan Year for which such Deferral Election applied) specified in such Deferral Election. A Participant was permitted to elect a different benefit commencement date with respect to the Deferral Election for each Plan Year; provided, unless determined otherwise by the Administrative Committee, a Participant may elect no more than 3 different benefit commencement dates with respect to his Pre-409A Account. The Administrative Committee shall pay (or commence the payment of) the Participant’s Pre-409A Account as soon as administratively feasible after the time specified in such Deferral Election; provided, the Participant may make a one-time election in writing, at least 6 months before any of his initial scheduled benefit commencement dates for his Pre-409A Account (as selected in accordance with the preceding sentence or subsection (b)(1) hereof), to delay the payment (or commencement) of the portion of his Pre-409A Account payable on such date to a later date, and such benefit shall be paid (or commenced) as soon as administratively feasible after such delayed date.

     6.2 Form of Distribution for Pre-409A Account.
          (a) Single-Sum Payment. Except as provided in subsection (b) hereof, the Pre-409A Account payable to a Participant under Section 6.1 shall be distributed in the form of a single-sum payment.
          (b) Annual Installments. A Participant was permitted to elect, at the time he made his initial Deferral Election and/or Annual Bonus Election related to his Pre-409A Account, to have his Pre-409A Account payable under Section 6.1 paid in the form of annual installment payments. If a Participant did not elect the installment form of distribution in his initial Deferral Election, his Pre-409A Account shall be paid in the form a single-sum payment unless, at least 6 months before his initial scheduled benefit commencement date (as selected in accordance with Section 6.1), the Participant makes a one-time election in writing to receive such benefit in the form of installment payments (in accordance with the terms of this subsection). The following terms and conditions shall apply to installment payments made with respect to a Participant’s Pre-409A Account under the Plan.
          (1) The installment payments shall be made in substantially equal annual installments (adjusted for investment income between payments in the manner described in Section 3.7); provided, in no event shall such payments be made over a period in excess of 10 years. The initial value of the obligation for the installment payments shall be equal to the amount of the Participant’s Pre-409A Account balance calculated in accordance with the terms of Section 6.1(a).
          (2) If a Participant dies after payment of his benefit from the Plan has begun, but before his entire Pre-409A Account has been distributed, the remaining amount of his Pre-409A Account balance shall be distributed to the Participant’s designated Beneficiary in the form of a single-sum payment.
          (c) Multiple Forms of Distribution. To the extent a Participant elects multiple benefit commencement dates in accordance with Section 6.1(b)(2), such Participant may elect, with respect to the total benefit corresponding to each benefit commencement date, to receive such total benefit in the form of either a single-sum payment or annual installments as set forth above.
          (d) Form of Assets. All distributions shall be made in the form of cash, except for amounts deemed invested in the Company Stock Fund, which shall be distributed in whole shares of Company Stock with fractional shares paid in cash.
          (e) Order of Distribution. If any portion of a Participant’s Pre-409A Account is deemed invested in the Company Stock Fund, any partial distributions from such Participant’s Pre-409A Account shall be made first from the Company Stock Fund in the form of whole shares of Company Stock with fractional shares and required tax withholding paid in cash from the other Investment Funds. After all amounts deemed invested in the Company Stock Fund have been distributed, any remaining amounts shall be distributed in cash from the other Investment Funds.

     6.3 Death Benefits for Pre-409A Accounts.
          If a Participant dies before payment of his Pre-409A Account is made or commenced, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Administrative Committee shall be entitled to receive a distribution of the entire amount credited to such Participant’s Pre-409A Account, determined as of the Valuation Date on which such distribution is processed. For purposes of this Section, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment if made or commenced at a later date due to delays in valuation, administration or any other procedure. The Pre-409A Account shall be distributed to such Beneficiary or Beneficiaries, as soon as administratively feasible after the date of the Participant’s death, in the form of a single-sum payment in cash, except for amounts deemed invested in the Company Stock Fund, which shall be distributed in whole shares of Company Stock with fractional shares paid in cash.
     6.4 Withdrawals from Pre-409A Accounts.
          (a) Hardship Withdrawals. Upon receipt of an application for an in-service hardship distribution and the Administrative Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Administrative Committee shall cause the Company to pay an in-service distribution to such Participant from such Participant’s Pre-409A Account. Such distribution shall be paid in a single-sum payment as soon as administratively feasible after the Administrative committee determines that the Participant has incurred a Financial Hardship. Such payment will be made in cash, except for amounts deemed invested in the Company Stock Fund, which shall be distributed in whole shares of Company Stock with fractional shares paid in cash. The amount of such single-sum payment shall be limited to the amount reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship. The amount of such distribution shall reduce the Participant’s Pre-409A Account balance as provided in Section 3.6.
          (b) Withdrawals with Forfeiture. Notwithstanding any other provision of this Article VI to the contrary, a Participant may elect, at any time prior to the distribution of his entire Pre-409A Account, to withdraw a portion of the remaining amount credited to his Pre-409A Account, determined as of the Valuation Date on which such distribution is processed. Such payment will be made in cash, except for amounts deemed invested in the Company Stock Fund, which shall be distributed in whole shares of Company Stock with fractional shares paid in cash. At the time such distribution is made, an amount equal to 15% of the amount distributed will be permanently and irrevocably forfeited (and, if the distribution request is more than 85% of such Participant’s Pre-409A Account, the forfeiture amount will be deducted from his distribution amount to the extent there otherwise will be an insufficient remaining Pre-409A Account balance from which to deduct his forfeiture). In addition, the Participant receiving such distribution will not be permitted to make Deferral Contributions with respect to amounts earned in the next Plan Year immediately following such distribution.

     6.5 Taxes.
          If the whole or any part of any Participant’s or Beneficiary’s Pre-409A Account hereunder shall become subject to any estate, inheritance, income or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property that the Company holds for the account of the Participant or Beneficiary, other than the Post-409A Account. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary. Notwithstanding the foregoing, the Company may permit, in its sole discretion, a Participant to remit any tax liability via personal check.
     6.6 Offset of Benefit by Amounts Owed to the Controlling Company.
          Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its sole discretion, offset any payment or payments of the Pre-409A Account to a Participant under the Plan by any amount owed by such Participant to the Controlling Company or any member of the Controlled Group.

ARTICLE VII
CLAIMS
     7.1 Rights. If a Participant or Beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits (collectively referred to herein as “claim” or “claims”), the Participant shall submit the claim in accordance with the procedures set forth in this Article. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” shall be 2 years, beginning (i) in the case of any lump-sum payment, on the date on which the payment was made, (ii) in the case of a periodic payment, the date of the first in the series of payments, or (iii) for all other claims, on the date on which the action complained of occurred. Additionally, upon denial of an appeal pursuant to Section 7.2(b) hereof, a Participant or Beneficiary shall have 90 days within which to bring suit against the Plan for any claim related to such denied appeal; any such suit initiated after such 90-day period shall be precluded.
     7.2 Claims.
          (a) Initial Claim. Claims for benefits under the Plan may be filed with the Administrative Committee on forms or in such other written documents, as the Administrative Committee may prescribe. The Administrative Committee shall furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed; provided, if special circumstances require an extension of time for processing the claim, the Administrative Committee shall furnish written notice of the extension to the claimant prior to the end of the initial 90-day period, and such extension shall not exceed one additional, consecutive 90-day period. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review, and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
          (b) Appeal. Any Participant or Beneficiary who has been denied a benefit shall be entitled, upon request to the Administrative Committee, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Administrative Committee’s possession in order to prepare the appeal. The request for review, together with a written statement of the claimant’s position, must be filed with the Administrative Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (a). The Administrative Committee’s decision shall be made within 60 days following the filing of the request for review; provided, if special circumstances require an extension of time for processing the appeal, the Administrative Committee shall furnish written notice of the extension to the claimant prior to the end of the initial 60-day period, and such extension shall not exceed one additional 60-day period. If unfavorable, the notice of the decision shall explain the reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, and state the claimant’s right to bring a civil action under ERISA Section 502(a).

          (c) Satisfaction of Claims. Any payment to a Participant or Beneficiary shall to the extent thereof be in full satisfaction of all claims hereunder against the Administrative Committee and the Company, any of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Administrative Committee or the Company. If receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, such payment shall be forfeited.

ARTICLE VIII
SOURCE OF FUNDS; TRUST
     8.1 Source of Funds.
          Except as provided in this Section and Section 8.2, the Company shall provide the benefits described in the Plan from the general assets of the Company. In any event, the Company ultimately shall have the obligation to pay all benefits due to Participants and Beneficiaries under the Plan. The Company may, but shall not be required to, establish a Trust and may pay over funds from time to time to such Trust (as described in Section 8.2), and, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets shall be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the Company shall have the obligation, and the Participant or Beneficiary, who is due such benefits, shall look to the Company to provide such benefits. The Administrative Committee or the Board shall allocate the total liability to pay benefits under the Plan among the Controlling Company and the members of its Controlled Group comprising the Company in such manner and amount as the Administrative Committee or the Board (as applicable) in its sole discretion deems appropriate.
     8.2 Trust.
          The Company may transfer all or any portion of the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. To the extent provided in the Trust Agreement, each transfer into the Trust Fund shall be irrevocable as long as the Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Company; provided, it is the intent of the Company that the assets held by the Trust are and shall remain at all times subject to the claims of the general creditors of the Company. No Participant or Beneficiary shall have any interest in the assets held by the Trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.
     8.3 Funding Prohibition under Certain Circumstances.
          Notwithstanding anything in this Article VIII to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).

ARTICLE IX
ADMINISTRATIVE COMMITTEE
     9.1 Action.
          Action of the Administrative Committee may be taken with or without a meeting of committee members; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or Beneficiary, he shall not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Administrative Committee shall choose a secretary who shall keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Administrative Committee.
     9.2 Rights and Duties.
          The Administrative Committee shall administer the Plan and shall have all the powers necessary to accomplish that purpose, including (but not limited to) the following:
          (a) To construe, interpret and administer the Plan;
          (b) To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;
          (c) To compute and certify to the Company the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;
          (d) To authorize all disbursements by the Company pursuant to the Plan;
          (e) To maintain all the necessary records of the administration of the Plan;
          (f) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;
          (g) To have all powers elsewhere conferred upon it;
          (h) To appoint a Trustee hereunder;
          (i) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and

          (j) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.
          The Administrative Committee shall have the exclusive right in its discretion to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters shall be final and conclusive on all parties.
     9.3 Compensation, Indemnity and Liability.
          The Administrative Committee and its members shall serve as such without bond and without compensation for services hereunder. All expenses of the Administrative Committee shall be paid by the Company. No member of the committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, except with regard to his own willful misconduct. The Company shall indemnify and hold harmless the Administrative Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the Administrative Committee, excepting only expenses and liabilities arising out of his own willful misconduct.

ARTICLE X
AMENDMENT AND TERMINATION
     10.1 Amendments.
          The Board or the Administrative Committee shall have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time; provided, any amendment that may result in significantly increased expenses under the Plan must be approved by the Board. Any amendment shall be in writing and executed by a duly authorized officer of the Controlling Company. An amendment to the Plan may modify its terms in any respect whatsoever; provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants and Beneficiaries shall be bound by such amendment.
     10.2 Freezing or Termination of Plan.
          (a) Freezing. The Controlling Company, through action of the Board, reserves the right to discontinue and freeze the Plan at any time, for any reason. Any action to freeze the Plan shall be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company.
          (b) Termination. The Controlling Company expects to continue the Plan but reserves the right to terminate the Plan and fully distribute all Accounts under the Plan at any time, for any reason; provided, the distribution of Post-409A Accounts shall be subject to the restrictions provided under Code Section 409A (including, to the extent required by Code Section 409A, the 6-month delay that applies to distributions to Key Employees following Separation from Service). Any action to terminate the Plan shall be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company. If the Plan is terminated, each Participant shall become 100 percent vested in his Account, and each Participant’s Pre-409A Account shall be distributed in a single-sum as soon as practicable after the date the Plan is terminated. Such termination shall be binding on all Participants and Beneficiaries.

ARTICLE XI
MISCELLANEOUS
     11.1 Beneficiary Designation.
          (a) General. Participants shall designate and from time to time may redesignate their Beneficiaries in such form and manner as the Administrative Committee may determine.
          (b) No Designation or Designee Dead or Missing. In the event that:
          (1) a Participant dies without designating a Beneficiary;
          (2) the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or
          (3) the Beneficiary designated by a Participant cannot be located by the Administrative Committee (within 1 year in the case of the Participant’s Pre-409A Account);
then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the Participant’s Surviving Spouse, if any, and if not, the estate of the Participant.
     11.2 Distribution pursuant to a Domestic Relations Order.
          Upon receipt of a valid domestic relations order (determined in accordance with the rules applicable to a tax-qualified retirement plan under Code Section 401(a)) requiring the distribution of all or a portion of a Participant’s Account to an alternate payee, the Administrative Committee shall cause the Company to pay a distribution to such alternate payee.
     11.3 Taxation.
          It is the intention of the Company that the benefits payable hereunder shall not be deductible by the Company nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Company, or the Trust, as the case may be, to such Participants or Beneficiaries. Without limiting the foregoing, it is intended that the Plan meet the requirements of Code Section 409A with respect to Post-409A Accounts, and the Administrative Committee shall use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements.
     11.4 Elections Prior to 2009.
          To the extent not consistent with the terms of this Plan, election forms submitted under the Plan prior to the Effective Date for Plan Years beginning after December 31, 2004, shall be deemed modified to conform to the provisions of this document.

     11.5 No Employment Contract.
          Nothing herein contained is intended to be nor shall be construed as constituting a contract or other arrangement between the Company and any Participant to the effect that the Participant shall be employed by the Company for any specific period of time.
     11.6 Headings.
          The headings of the various articles and sections in the Plan are solely for convenience and may not be relied upon in construing any provisions hereof. Any reference to a section refers to a section of the Plan unless specified otherwise.
     11.7 Gender and Number.
          Use of any gender in the Plan shall be deemed to include both genders when appropriate, and use of the singular number shall be deemed to include the plural when appropriate, and vice versa in each instance.
     11.8 Assignment of Benefits.
          The right of a Participant or Beneficiary to receive payments under the Plan shall not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.
     11.9 Legally Incompetent.
          The Administrative Committee, in its sole discretion, may direct that payment be made to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person or to the person having custody of such person, without further liability on the part of the Company for the amount of such payment to the person on whose account such payment is made.
     11.10 Governing Law.
          The Plan shall be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of California. If any provisions of this instrument are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

          IN WITNESS WHEREOF, the Controlling Company has caused the Plan to be executed by its duly authorized officer on the 30th day of December, 2008.

CASH AMERICA INTERNATIONAL, INC.
By:	/s/ J. Curtis Linscott
J. Curtis Linscott, Executive Vice President